Exhibit 1(g)

BLACKROCK MUNIYIELD MICHIGAN INSURED FUND, INC.

ARTICLES OF AMENDMENT

BlackRock MuniYield Michigan Insured Fund, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:          The name of the Corporation is BlackRock MuniYield Michigan Insured Fund, Inc.

SECOND:     The charter of the Corporation is hereby amended by deleting Article I thereof in its entirety and inserting in lieu thereof:

ARTICLE I

NAME

The name of the corporation is BlackRock MuniYield Michigan Quality Fund, Inc. (the "Corporation").

THIRD:         This amendment of the charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

FOURTH:      The authorized capital stock of the Corporation has not been increased by this amendment of the charter of the Corporation.

FIFTH:           As amended hereby, the Corporation's charter shall remain in full force and effect.

SIXTH:          This amendment of the charter of the Corporation shall be effective as of the 9th day of November 2010.

We the undersigned Vice President and Assistant Secretary swear under penalties of perjury that the foregoing is a corporate act.

Assistant Secretary	Vice President

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